Exhibit 99.1

Canton Strategic Holdings Announces Intent to Become First Tokenized U.S. Equity

Announcement Follows SEC’s Innovation Exemption, Paving the Way for Compliant Onshore Access, 24/7 Trading, and Atomic Settlement of Tokenized Equities

Tokenized Shares Issued by Onchain Transfer Agent Fairmint and Traded on TSV LLC via the Tradecraft Protocol Would Carry the Same Rights as Nasdaq Shares of CNTN, With 24/7 Trading and Atomic Settlement on the Canton Network

NEW YORK, October 29, 2026 — Canton Strategic Holdings, Inc., (NASDAQ: CNTN) (“Canton Strategic Holdings” or the “Company”) the first publicly traded company to leverage Canton Coin to support the Canton Network’s ability to digitize traditional financial markets, today announced an agreement with TSV LLC (“TSV”), the permissioned venue for tokenized NMS stocks on the Canton Network, to make the Company’s shares of common stock available to be traded on TSV. This announcement follows TSV’s notification to the Securities and Exchange Commission (the “SEC”), aligned with the September 17 Innovation Exemption, that it is building regulated, compliant access to tokenized equities on the Canton Network. To support the tokenization of the Company’s securities, Canton Strategic Holdings has engaged Fairmint, an SEC-registered onchain transfer agent, to tokenize its shares as issuer-sponsored stock. Trading is expected to begin as early as Monday, November 2 and is intended to be the first of its kind under the new SEC rules for tokenizing onshore U.S. equities.

“Tokenization creates more efficient access to equity markets for investors and greater transparency for issuers, and the SEC’s Innovation Exemption has set up the framework to bring tokenized U.S. equities onshore,” said Mark Wendland, Chairman and CEO of Canton Strategic Holdings. “We are proud to be the first publicly traded company to work with TSV and Fairmint as they build a compliant platform for tokenized equities on the Canton Network, the only blockchain purpose-built for regulated financial infrastructure.”

TSV, the first Tokenized Securities Venue, intends to bring the Company’s tokenized shares into its automated market maker, allowing for 24/7 trading availability, atomic settlement, and verified access for institutional and retail investors.

As an onchain transfer agent, Fairmint will issue the Company’s tokenized shares, maintain the official onchain record of their ownership, and administer compliance on every transfer. Holders of these issuer-sponsored tokenized shares would receive the same rights and privileges as those holding the Company’s stock via Nasdaq.

“We were the first to formally notify the SEC of our intent to operate a tokenized securities venue, and we wanted our first listing to set the standard,” said Ali Abrar, CEO of TSV LLC. “Thanks to the work we’ve done with Canton Strategic Holdings and Fairmint, investors on TSV trade shares that carry the same rights as the Company’s stock. Using the Tradecraft protocol, approved participants can provide liquidity and trade at any hour, with every trade settling atomically on the Canton Network.”

1

“Bringing public-company shares onchain through the Canton Network opens a new chapter for equity markets,” said Joris Delanoue, CEO and co-founder of Fairmint. “Since we founded the company, we’ve been building infrastructure for programmable equity, with official ownership records and transfer controls built into the same system. Our approach ensures tokenized shares carry the full rights of the company’s stock, protecting investors while keeping the issuer in control. We look forward to working with Canton Strategic Holdings through our Onchain Transfer Agent services.”

Canton Strategic Holdings is an investor and active participant in the Canton Network ecosystem, providing both capital and insights to further the integration of the network into modern financial systems. As a Super Validator on the Canton Network and a member of the Canton Foundation, the Company continues to support and help secure the network in line with its commitment to strengthening the ecosystem.

About Canton Strategic Holdings, Inc.

Canton Strategic Holdings, Inc. (NASDAQ: CNTN), is the first publicly traded company to leverage Canton Coin and support the Canton Network to advance institutional blockchain adoption and the digitization of financial markets. In addition to its operating business that drives value through activities on the Canton Network, the Company is a strategic investor in the Canton ecosystem. For more information, visit www.cantonstrategic.com.

About TSV LLC

TSV LLC, founded by Ali Abrar and Ryan Trinkle, is the first Tokenized Securities Venue to complete the SEC’s Innovation Exemption process set out in Release No. 34-106402.. The venue and platform enable approved participants to provide liquidity and trade tokenized NMS stocks through automated market maker pools on the Tradecraft protocol on Canton Network. Tradecraft protocol is the leading automated market maker protocol by total value locked on Canton Network, developed by Obsidian Software LLC. The venue is designed to be available 24/7 subject to regulatorily required trading stoppages, maintenance, risk controls, and trading volume limits. Settlement is atomic on Canton: both sides of a trade transfer together, or neither does, in an instantaneous Delivery versus Payment transaction. Participants and their wallets must be approved before trading, including identity verification and sanctions screening, and smart contracts enforce these rules on every token transfer. Learn more at tokenizedstockvenue.com.

About Fairmint

Fairmint is building the onchain Equity Capital Markets platform to bring recordkeeping and liquidity onto the same rails. Its subsidiary Fairmint TA LLC (formerly Fair FP LLC) is an SEC-registered transfer agent (file no. 084-06901) offering issuers an onchain solution to preserve issuer control and maintain shareholder rights. Founded in 2019 by Joris Delanoue and Thibauld Favre, Fairmint developed the Open Cap Table Protocol, and is a governing member of the Open Cap Table Coalition, which stewards the industry’s open-source standard. For more information, visit fairmint.com.

2

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are statements other than historical facts and include, without limitation, those regarding management expectations, strategy execution, market conditions, and the Company’s involvement with the Canton Network. These statements are based on current expectations and involve risks and uncertainties that may cause actual results to differ materially. Further information regarding factors that may affect the Company’s prospects is included in its annual and quarterly reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov. The Company undertakes no obligation to update these statements except as required by law.

Canton is a registered trademark of Digital Asset (Switzerland) GmbH. Digital Asset is not affiliated with, and has not sponsored or endorsed, the operations of Canton Strategic Holdings, Inc.

Contacts

Media:

Gasthalter & Co.

(212) 257-4170

canton@gasthalter.com

Investors:

ir@cantonstrategic.com

X: @CantonStrategic

LinkedIn: Linkedin.com/CantonStrategicHoldings

Website: www.cantonstrategic.com

# # #

3